FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports Record Second Quarter 2024 Results

Updates Full Year 2024 Guidance

TKO Transaction Highlights

On September 12, 2023, Endeavor and WWE closed the transaction to combine UFC and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. Reported results presented in this earnings release prior to September 12, 2023 reflect only UFC activity.

Second Quarter 2024 Financial Highlights

•	Revenue of $851.2 million, a quarterly record
•	Net income of $150.7 million
•	Adjusted EBITDA[1] of $420.9 million, a quarterly record

Full Year 2024 Guidance

•	The Company increased its target for revenue to $2.670 billion to $2.745 billion
•	The Company increased its target for Adjusted EBITDA to $1.220 billion to $1.240 billion
•	The Company reaffirmed its target for Free Cash Flow Conversion[2] in excess of 40%

New York, NY, August 8, 2024 – TKO Group Holdings, Inc. (“TKO” or the “Company”) (NYSE: TKO) today announced financial results for its second quarter ended June 30, 2024.

“TKO generated strong financial results in the quarter, highlighted by record quarterly revenue and Adjusted EBITDA,” said Ariel Emanuel, Executive Chair and CEO of TKO. “In light of this continued momentum, we are raising our full year 2024 guidance for the second quarter in a row. The strength in our underlying business continues to give us great conviction in TKO’s ability to deliver sustainable long-term value for shareholders.”

Second Quarter Consolidated Results

Revenue increased 179%, or $546.0 million, to $851.2 million. The increase reflected an increase of $89.2 million at UFC, to $394.4 million, and the contribution of $456.8 million of revenue at WWE.

Net Income was $150.7 million, an increase of $68.9 million from $81.8 million in the prior year period. The increase reflected the increase in revenue partially offset by an increase in operating expenses. The increase in operating expenses primarily reflected an increase in direct operating costs of $177.0 million, an increase in selling, general and administrative expenses of $169.1 million, and an increase in depreciation and amortization of $88.8 million.

Adjusted EBITDA1 increased 142%, or $247.3 million, to $420.9 million, due to an increase of $43.7 million at UFC and the contribution of $251.3 million of Adjusted EBITDA at WWE, partially offset by an increase of $47.7 million in corporate expenses.

Cash flows generated by operating activities were $230.7 million, an increase of $119.7 million from $111.0 million, primarily due to higher net income and the timing of working capital.

Free Cash Flow2 was $218.6 million, an increase of $112.2 million from $106.4 million, due to the increase in cash flows generated by operating activities partially offset by an increase in capital expenditures, which was primarily related to WWE’s new headquarter facility.

Cash and cash equivalents were $277.5 million as of June 30, 2024. Gross debt was $2.744 billion as of June 30, 2024.

Results by Operating Segment3

The schedule below reflects TKO’s performance by operating segment:

	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
UFC	$394.4	$305.2	$707.4	$611.9
WWE	456.8	—	773.5	—
Total Revenue	$851.2	$305.2	$1,480.9	$611.9

Adjusted EBITDA:
UFC	$231.9	$188.2	$427.0	$374.5
WWE	251.3	—	391.5	—
Corporate	(62.3)	(14.6)	(115.4)	(28.3)
Total Adjusted EBITDA	$420.9	$173.6	$703.1	$346.2

UFC

Second Quarter 2024

Revenue increased 29%, or $89.2 million, to $394.4 million primarily driven by a $38.9 million increase in media rights and content revenue, a $36.7 million increase in live events revenue, and a $15.5 million increase in sponsorship revenue. The increase in media rights and content revenue was primarily related to holding one additional numbered event compared to the prior year period and the contractual escalation of media rights fees. The increase in live events revenue was primarily due to the additional numbered event as well as higher site fee revenues. The increase in sponsorship revenue was primarily related to new sponsors and an increase in fees from renewals compared to the prior year period.

	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2024	2023	2024	2023
UFC Revenue:
Media Rights & Content	$250.6	$211.7	$465.1	$435.8
Live Events	69.1	32.4	104.4	63.8
Sponsorship	61.7	46.2	110.3	84.2
Consumer Products	13.0	14.9	27.6	28.1
Total Revenue	$394.4	$305.2	$707.4	$611.9

Adjusted EBITDA increased 23%, or $43.7 million, to $231.9 million, as the increase in revenue (as described above) was partially offset by an increase in expenses. Direct expenses increased primarily due to higher production, marketing and athlete costs as well as an increase in direct costs of revenue due to one additional numbered event as compared to the prior year period. Selling, general and administrative expenses were essentially flat as compared to the prior year period.

Adjusted EBITDA margin decreased to 59% from 62%.

WWE

Second Quarter 2024

As a result of the timing of the consummation of the business combination on September 12, 2023, the information below includes WWE’s reported results for the three months ended June 30, 2024.  The presentation of WWE’s historical information provided for the three months ended June 30, 2023 is for illustrative purposes to facilitate an understanding of its historical operating results prior to the consummation of the business combination.  (See “Basis of Presentation” for further details.)

Revenue was $456.8 million for the period from April 1, 2024 through June 30, 2024.

WWE revenue was $410.3 million for the period from April 1, 2023 through June 30, 2023. The increase of 11%, or $46.5 million, was primarily due to an increase in live events revenue and an increase in media rights and content revenue. The increase in live events revenue was primarily related to an increase in ticket sales revenue. The increase in media rights and content revenue was primarily related to holding one additional premium live event compared to the prior year period and the contractual escalation of media rights fees. These increases were partially offset by a decrease in third-party original programming due to the timing of delivery. Consumer products revenue was relatively flat primarily reflecting an increase in video game licensing revenue offset by the previously disclosed transition of our venue merchandise business to Fanatics in May 2023.

	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2024	2023	2024	2023
WWE Revenue:
Media Rights & Content	$260.7	$—	$481.8	$—
Live Events	144.1	—	194.3	—
Sponsorship	24.7	—	38.5	—
Consumer Products	27.3	—	58.9	—
Total Revenue	$456.8	$—	$773.5	$—

Adjusted EBITDA was $251.3 million for the period from April 1, 2024 through June 30, 2024.

WWE Adjusted EBITDA was $173.1 million for the period from April 1, 2023 through June 30, 2023. The increase of 45%, or $78.2 million, was due to the increase in revenue (as described above) and a decrease in expenses. Expenses decreased primarily due to a decline in personnel costs and other direct costs, principally related to planned cost reduction initiatives implemented following the formation of TKO, as well as a decrease in production costs primarily related to the timing of delivery of third-party original programming.

Adjusted EBITDA margin was 55% for the period from April 1, 2024 through June 30, 2024, an increase compared to WWE’s Adjusted EBITDA margin of 42% for the period from April 1, 2023 through June 30, 2023.

Corporate

Second Quarter 2024

Corporate Adjusted EBITDA was a loss of $62.3 million, as compared to a loss of $14.6 million in the prior year period.

Including WWE activity for the period from April 1, 2023 through June 30, 2023, Corporate combined Adjusted EBITDA3 was a loss of $47.0 million for the second quarter of 2023. The decrease of $15.3 million was primarily due to an increase in personnel costs, including TKO executive compensation, and other general and administrative expenses, including public company expenses, following the formation of TKO in September 2023. The decrease also reflected an increase in service fees paid to Endeavor under the Company’s Services Agreement. These increases were partially offset by savings from the Company’s cost reduction program, which was implemented to realize synergy opportunities and integrate the combined operations of WWE and UFC following the formation of TKO.

Other Matters

As previously disclosed, on March 20, 2024, the Company announced that it had reached an agreement to settle all claims asserted in both the Le and Johnson UFC antitrust lawsuits for an aggregate amount of $335 million. The terms of the settlement were subject to court approval. On July 30, 2024, the court issued a ruling denying the motion for preliminary approval of the settlement agreement and scheduled a new tentative trial date for the Le case for October 28, 2024. The Company is evaluating all of its options, including, without limitation, an appeal, and has also initiated discussions with plaintiffs’ counsel, who have expressed a willingness to engage in separate settlement discussions for the Le and Johnson cases. A motion to dismiss the complaint in Johnson remains pending and no trial date has been set.

For the three months ended June 30, 2024, the Company’s consolidated pre-tax results included $6.0 million of costs related to certain litigation matters at UFC and WWE. A reconciliation of Net Income (Loss) to Adjusted EBITDA for the three months ended June 30, 2024 and 2023 can be found in the supplemental schedule on page 14 of this release.

As previously disclosed, on September 12, 2023, Endeavor Group Holdings Inc. (“Endeavor”) and World Wrestling Entertainment, LLC (“WWE”) closed the transaction to combine the Ultimate Fighting Championship (“UFC”) and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. (“TKO”). For the three months ended June 30, 2024, the Company’s consolidated pre-tax results included $2.4 million of merger and acquisition related costs. For the three months ended June 30, 2024, the Company’s consolidated pre-tax results also included $29.8 million (inclusive of $0.9 million of equity-based compensation expense) of restructuring, severance and impairment costs. These costs include an impairment charge of $24.3 million as a result of reducing the carrying value of WWE assets held for sale to their fair value less cost to sell, in addition to costs resulting from the Company’s cost reduction program, which was implemented to realize synergy opportunities and integrate the combined operations of WWE and UFC.

Full Year 2024 Guidance

In February, the Company issued revenue and Adjusted EBITDA guidance of $2.575 billion - $2.650 billion and $1.150 billion - $1.170 billion, respectively, for the full year 2024. In May, the Company raised its revenue and Adjusted EBITDA guidance to $2.610 billion - $2.685 billion and $1.185 billion - $1.205 billion, respectively, for the full year 2024. Based on outperformance through the first six months of the year and our anticipated performance for the remainder of the year, the Company is raising its guidance and now expects full year 2024 revenue of $2.670 billion - $2.745 billion and Adjusted EBITDA of $1.220 billion - $1.240 billion.

In February, the Company issued full year 2024 Free Cash Flow Conversion guidance of in excess of 50%. In May, the Company revised its target for full year 2024 Free Cash Flow Conversion to in excess of 40%, primarily as a result of the expected payments in 2024 associated with the settlement of the UFC antitrust lawsuits (see “Other Matters” for further details). The Company reaffirms its target for Free Cash Flow Conversion of in excess of 40%.

The Company intends to provide additional detail related to its 2024 guidance on today’s earnings call.

Return of Capital to Shareholders

As previously disclosed, in the second quarter, the Company repurchased approximately 1.9 million shares of Class A common stock for $165.0 million. Since the closing of the transaction to form TKO in

September 2023, the Company has repurchased approximately 3.2 million shares of Class A common stock for an aggregate amount of $265.0 million.

Notes

(1)

The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 7. A reconciliation of Net Income to Adjusted EBITDA for the three and six months ended June 30, 2024 and 2023 can be found in the Supplemental Information in this release on page 14.

(2)

The definition of Free Cash Flow and Free Cash Flow Conversion can be found in the Non-GAAP Financial Measures section of the release on page 7. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and six months ended June 30, 2024 and 2023 can be found in the Supplemental Information in this release on page 15.

(3)	An explanation of the basis of presentation can be found in this release on page 8.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Free Cash Flow Conversion. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue.

TKO management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors as these measures eliminate the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improves comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and

•	they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Although they are not recognized measures of liquidity under U.S. GAAP, Free Cash Flow and Free Cash Flow Conversion provide useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow and Free Cash Flow Conversion have certain limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent the residual cash flow for discretionary expenditures.

Reconciliations of the Company’s Adjusted EBITDA and Free Cash Flow Conversion guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and are not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations and certain other items reflected in our reconciliation of historical Adjusted EBITDA and Free Cash Flow, the amounts of which could be material.

Basis of Presentation

As a result of the timing of the consummation of the business combination on September 12, 2023, TKO’s consolidated financial information presented herein includes UFC’s results for the three and six months ended June 30, 2024 and 2023, includes WWE’s results for the three and six months ended June 30, 2024 and includes results for both UFC and WWE as of December 31, 2023.

Information in this release includes results for the WWE segment and Corporate on a combined basis to include periods prior to the business combination. Information presented on a combined basis does not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved if the business combination occurred on January 1, 2023.

Effective September 12, 2023, the Company operates its business under two reportable segments, UFC and WWE. The UFC segment consists entirely of the operations of the Company’s UFC business which was the sole reportable segment prior to the acquisition of WWE, while the WWE segment consists entirely of the operations of the WWE business acquired on September 12, 2023. In addition, it reports results for the “Corporate” group, which incurs expenses that are not allocated to the business segments. The Corporate group consists of general and administrative expenses that relate largely to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support both reportable segments. Corporate expenses also include service fees paid by the Company to Endeavor under the Services Agreement. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company in assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization.

Additional Information

As previously announced, TKO will host a conference call at 8:00 a.m. ET on August 8, 2024, to discuss its second quarter 2024 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 1-833-470-1428 (conference ID: 736461). Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on August 8, 2024, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company. TKO includes UFC, the world’s premier mixed martial arts organization, and WWE, the recognized global leader in sports entertainment. Together, our organizations reach more than 1 billion households in approximately 210 countries and territories, and we organize more than 300 live events year-round, attracting more than two million fans. TKO is majority owned by Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO, UFC and WWE when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding TKO’s business strategy and plans, financial condition, and anticipated financial or operational performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO’s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; financial risks with owning and managing events for which TKO sells media and sponsorship rights, ticketing and hospitality; risks related to the integration and realization of the expected benefits of the business combination of UFC and WWE; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by TKO, as any such factors may be updated from time to time in TKO’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and TKO’s investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue	$851.2	$305.2	$1,480.9	$611.9
Operating expenses:
Direct operating costs	259.8	82.8	460.8	171.9
Selling, general and administrative expenses	232.6	63.5	764.5	119.8
Depreciation and amortization	103.9	15.0	211.0	30.2
Total operating expenses	596.3	161.3	1,436.3	321.9
Operating income	254.9	143.9	44.6	290.0
Other expenses:
Interest expense, net	(65.7)	(57.9)	(130.2)	(111.8)
Other income (expense), net	0.8	(0.6)	0.5	(0.9)
Income (loss) before income taxes and equity (earnings) losses of affiliates	190.0	85.4	(85.1)	177.3
Provision for income taxes	39.6	2.9	14.1	6.5
Income (loss) before equity (earnings) losses of affiliates	150.4	82.5	(99.2)	170.8
Equity (earnings) losses of affiliates, net of tax	(0.3)	0.7	(0.4)	1.0
Net income (loss)	150.7	81.8	(98.8)	169.8
Less: Net income (loss) attributable to non-controlling interests	91.6	0.4	(54.1)	0.8
Less: Net income attributable to TKO Operating Company, LLC prior to the Transactions	—	81.4	—	169.0
Net income (loss) attributable to TKO Group Holdings, Inc.	$59.1	$—	$(44.7)	$—

Basic net earnings (loss) per share of Class A common stock	$0.73	N/A	$(0.55)	N/A
Diluted net earnings (loss) per share of Class A common stock	$0.72	N/A	$(0.55)	N/A

Weighted average number of common shares used in computing basic net earnings (loss) per share	80,884,513	N/A	81,618,084	N/A
Weighted average number of common shares used in computing diluted net earnings (loss) per share	81,851,388	N/A	81,618,084	N/A

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$277.5	$235.8
Accounts receivable, net	294.7	135.4
Other current assets	176.9	121.2
Total current assets	749.1	492.4
Property, buildings and equipment, net	548.1	608.4
Intangible assets, net	3,401.9	3,563.7
Finance lease right-of-use assets, net	236.3	255.7
Operating lease right-of-use assets, net	34.5	35.5
Goodwill	7,665.3	7,666.5
Investments	16.0	16.4
Other assets	68.6	52.1
Total assets	$12,719.8	$12,690.7
Liabilities, Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$31.9	$42.0
Accrued liabilities	571.1	267.4
Current portion of long-term debt	22.2	22.4
Current portion of finance lease liabilities	10.3	8.1
Current portion of operating lease liabilities	4.6	4.2
Deferred revenue	99.5	119.0
Other current liabilities	13.5	9.0
Total current liabilities	753.1	472.1
Long-term debt	2,702.8	2,713.9
Long-term finance lease liabilities	225.6	245.3
Long-term operating lease liabilities	31.3	32.9
Deferred tax liabilities	373.0	372.9
Other non-current liabilities	5.9	3.0
Total liabilities	4,091.7	3,840.1
Commitments and contingencies
Redeemable non-controlling interests	13.1	11.6
Stockholders' equity:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	4,339.2	4,244.5
Accumulated other comprehensive loss	(1.2)	(0.3)
Accumulated deficit	(346.4)	(135.2)
Total TKO Group Holdings, Inc. stockholders’ equity	3,991.6	4,109.0
Nonredeemable non-controlling interests	4,623.4	4,730.0
Total stockholders' equity	8,615.0	8,839.0
Total liabilities, nonredeemable non-controlling interests and stockholders' equity	$12,719.8	$12,690.7

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(98.8)	$169.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	211.0	30.2
Amortization and impairments of content costs	14.5	8.0
Amortization of original issue discount and deferred financing cost	5.4	5.2
Loss on impairment of assets	24.3	—
Equity-based compensation	54.6	11.6
Income taxes	(7.2)	1.1
Equity (earnings) losses of affiliates	(0.3)	1.0
Net provision for allowance for doubtful accounts	1.4	0.1
Other, net	(1.1)	(0.2)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(162.6)	(3.7)
Other current assets	(22.0)	(26.4)
Other noncurrent assets	(26.5)	(7.5)
Accounts payable and accrued liabilities	310.8	(20.5)
Deferred revenue	(17.6)	1.4
Other liabilities	4.1	10.6
Net cash provided by operating activities	290.0	180.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, buildings and equipment and other assets	(43.6)	(9.2)
Investment in affiliates, net	(4.8)	—
Proceeds from sale of property, buildings and equipment	0.1	—
Net cash used in investing activities	(48.3)	(9.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	150.0	—
Repayment of long-term debt	(172.0)	(16.3)
Payments for financing costs	—	(0.3)
Distributions to members	(12.3)	(161.5)
Repurchase and retirement of common stock	(165.0)	—
Net cash used in financing activities	(199.3)	(178.1)

Effects of exchange rate movements on cash	(0.7)	(1.2)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	41.7	(7.8)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	235.8	180.6
CASH AND CASH EQUIVALENTS, END OF PERIOD	$277.5	$172.8
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$130.1	$103.5
Cash payments for income taxes	$16.6	$7.1
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Capital expenditures included in current liabilities	$14.2	$0.3
Capital contribution from parent for equity-based compensation	$4.6	$11.6
Principal stockholder contributions	$1.5	$—
Excise taxes on repurchases of common stock	$1.5	$—

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss)	$150.7	$81.8	$(98.8)	$169.8
Provision for income taxes	39.6	2.9	14.1	6.5
Interest expense, net	65.7	57.9	130.2	111.8
Depreciation and amortization	103.9	15.0	211.0	30.2
Equity-based compensation expense (1)	24.4	5.8	54.6	11.6
Merger and acquisition costs (2)	2.4	9.5	2.9	14.9
Certain legal costs (3)	6.0	0.1	351.2	0.5
Restructuring, severance and impairment (4)	28.9	—	38.1	—
Other adjustments	(0.7)	0.6	(0.2)	0.9
Total Adjusted EBITDA	$420.9	$173.6	$703.1	$346.2
Net income (loss) margin	18%	27%	(7)%	28%
Adjusted EBITDA margin	49%	57%	47%	57%

(1)

Equity-based compensation represents primarily non-cash compensation expense for awards issued under Endeavor’s 2021 Plan subsequent to its April 28, 2021 IPO, for the Replacement Awards and for awards issued under the 2023 Incentive Award Plan. For the three and six months ended June 30, 2024, equity-based compensation includes $6.7 million and $15.7 million of expense, respectively, associated with certain services provided by an independent contractor in the WWE segment and $0.9 million and $3.3 million of expense, respectively, associated with accelerated vesting of the Replacement Awards related to the workforce reduction of certain employees in the WWE segment and Corporate.

(2)

Includes (i) certain costs of professional fees and bonuses related to the TKO transaction and payable contingent on the closing of the TKO transaction and (ii) certain costs of professional advisors related to mergers and acquisitions.

(3)

Includes costs related to certain litigation matters including antitrust matters for UFC and WWE and matters where Vincent K. McMahon has agreed to make future payments to certain counterparties personally. For the six months ended June 30, 2024, these costs include the settlement amount of $335.0 million regarding the UFC antitrust lawsuits. For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 17, Commitments and Contingencies, of its Form 10-Q for the quarterly period ended June 30, 2024.

(4)

For the three and six months ended June 30, 2024 includes costs resulting from the Company’s cost reduction program as well as an impairment charge of $24.3.million as a result of reducing the carrying value of WWE assets held for sale to their fair value less cost to sell For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 6, Supplementary Information, and Note  16,  Restructuring Charges, of its Form 10-Q for the quarterly period ended June 30, 2024.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$230.7	$111.0	$290.0	$180.7
Less cash used for capital expenditures:
Purchases of property, buildings and equipment and other assets (1)	(12.1)	(4.6)	(43.6)	(9.2)
Free Cash Flow	$218.6	$106.4	$246.4	$171.5

(1)

Purchases of property, buildings and equipment and other assets for the three and six months ended June 30, 2024 includes approximately $7.3 million and $26.9 million, respectively, of capital expenditures related to WWE’s new headquarter facility.